Exhibit 99.3

ECOLAB THIRD QUARTER 2020

Overview

Third quarter results showed significant improvement from the second quarter, while still reflecting the divergent impacts from COVID-19 on the business segments.

◢	Sales:
◾	Reported sales from continuing operations -6%; acquisition adjusted fixed currency sales -8% as strong growth in the Healthcare and Life Sciences segment was more than offset by a modest Industrial segment decrease and significant (though substantially narrowed versus the second quarter) declines in the Institutional & Specialty and Other segments.
◢	Earnings:
◾	Reported diluted EPS from continuing operations $0.85, -43%.
◾	Adjusted diluted EPS from continuing operations excluding special gains and charges and discrete tax items $1.15, -24%. The adjusted EPS decrease reflects COVID-19 related volume declines, reduced operating leverage and unfavorable business mix that more than offset pricing, lower discretionary spending and cost savings initiatives.

Note: Ecolab separated the ChampionX business, formerly the Upstream Energy Segment, on June 3, 2020. The operations related to ChampionX prior to the separation have been reclassified to discontinued operations. All sales and earnings comments in this release, unless specifically noted, compare against the results of our continuing operations.

SUMMARY

Third quarter results showed significant improvement from the second quarter, while still reflecting the divergent impacts from COVID-19 on the business segments. Fixed currency acquisition adjusted sales and adjusted diluted earnings per share declines narrowed to -8% and -24% respectively as we leveraged recovering customer end-markets with new business wins, increased customer penetration and cost efficiency actions. Our Healthcare & Life Sciences segment sales and income were strong as it continued to benefit from good underlying trends, strong cleaning and sanitizing demand and several large one-time sanitizer orders. Our Industrial segment saw a modest sales decline as end market activity returns toward more normal levels, while income growth continued to be strong due to pricing and lower costs. Institutional division results also improved from the second quarter as consumer activity within restaurants, hotels and entertainment facilities continued to recover, though foot traffic and occupancy levels at them continue to run below last year due to COVID-related restrictions and yielded the lower Institutional & Specialty segment results.

We expect the improvement to continue in our fourth quarter, though likely at a slower rate as the second COVID-19 wave impacts reopenings. We remain confident we will emerge from 2020 with stronger competitive advantages and a more robust product offering. We continue to invest in the key drivers for our business. Our accelerated investments in hand care and sanitizer capacity are paying off, and our continued digital investments and accelerated field technology deployment are enabling us to provide excellent customer support (even where we cannot be there in person) while also enabling better value delivery and further efficiency in our cost to serve. We remain firmly focused on maximizing our post-COVID position and performance as we continue to execute against the substantial existing and newly developing growth opportunities in all of our businesses. Ecolab’s leading capabilities in food safety, clean water and healthy environments are more important than ever, and they have positioned us well as an important and effective partner in this world crisis and beyond.

For the full year 2020, we expect the Healthcare & Life Sciences segment sales to show strong growth over the prior year, with modest pressure on our

Industrial segment businesses and lessening but still significant pressure on sales of our Institutional & Specialty and Other segments, with the COVID-19 impact on restaurant, hospitality and entertainment to result in a significant decline for the Institutional division within the Institutional & Specialty segment for the full year.

As a result of the continued uncertainty regarding the extent of COVID-19’s impact on the global economy and its longevity, we remain unable to provide more detailed forecasts with reasonable accuracy at this time, other than to comment that we expect the impact of COVID-19 on our operating results and cash flows to be a net negative on overall results for the year.

While COVID-19 has created a near-term challenge, it also has created long-term opportunities. As the world navigates the challenge, our food safety, water management and infection protection positioning has become even more important. Further, we believe that our long-term growth opportunities remain robust, driven by our huge remaining market opportunity; our leading global market positions; and our focus on providing our strong and growing customer base with improved results while lowering their water, energy and other operating costs. We continue to believe looking beyond the near-term uncertainty and focusing on our sustainable long-term business drivers will yield Ecolab investors superior long-term benefits.

HIGHLIGHTS

●	Third quarter results showed significant improvement from the second quarter, while still reflecting the divergent impacts from COVID-19 on the business segments.
●	Reported consolidated sales declined 6%; fixed currency acquisition adjusted sales declined 8%. As expected, the Healthcare & Life Sciences segment showed strong sales, the Industrial segment experienced a modest sales decline and the Institutional & Specialty and Other segments reported significant (though substantially narrowed from the second quarter) decreases.
●	Third quarter reported diluted earnings per share from continuing operations were $0.85 compared with $1.49 last year.
●	On an adjusted basis, excluding special gains and charges and discrete tax items from both years, third quarter 2020 adjusted diluted earnings per share from continuing operations were $1.15, compared with adjusted diluted earnings per share from continuing operations of $1.52 a year ago. Results reflected the COVID-19 related volume declines, reduced operating leverage and unfavorable business mix, which more than offset favorable pricing, lower discretionary spending and cost savings initiatives.
●	We continue to work aggressively to partner with our customers through this challenging time to solve their problems and help them design and implement new cleaning and sanitizing practices. Our new sanitizers are enjoying excellent growth and our recently launched Ecolab Science Certified program is showing strong customer interest and growth. This comprehensive, science-based program combines advanced sanitizing products, protocols, training and auditing to enable our customers to assure their employees and customers that they are meeting the highest cleaning and disinfection practices. These, along with other new product and service offerings, have helped to accelerate our recovery by further improving our customer penetration and new business wins.
●	In summary, we continue to take aggressive actions to partner with our customers and manage through the impact of COVID-19. We remain confident we will emerge from 2020 in a strong position by balancing the required short-term actions while maintaining the right investments to assure our long-term leadership and growth.

CONSOLIDATED SALES

Consolidated sales	% Change
Volume & mix	-9%
Pricing	1%
Subtotal	-8%
Acq./Div.	2%
Fixed currency growth	-6%
Currency impact	-1%
Total	-6%

Ecolab’s third quarter reported sales decreased 6% when compared to the year ago period. Fixed currency acquisition adjusted sales declined 8%. Looking at the growth components, consolidated volume and mix declined 9%. Pricing increased 1%, acquisitions added 2% and currency was a negative 1% to sales growth.

GLOBAL INDUSTRIAL SEGMENT SALES

	Fixed Rate	Acq./Div. Adj.
Global Industrial	% Change	% Change
Water	-2%	-2%
Food & Beverage	5%	0%
Downstream	-11%	-11%
Paper	-4%	-4%
Total Global Industrial	-2%	-3%

WATER

Water sales decreased 2%. Light industry water treatment sales showed modest growth as improving commercial building water treatment demand, sales of additional water hygiene programs as customers reopen and new business gains more than offset the impact of reduced transportation industry production versus last year. Heavy industry sales declined moderately as a slower recovery in primary metals and chemical production continued to impact our sales to those industries. Mining declined modestly as gains in precious metals and fertilizers were more than offset by weak coal and alumina markets. Fixed currency acquisition adjusted sales growth showed good growth in Europe and Latin America, with moderate declines in North America and Asia.

We are leveraging our digital and customer service expertise as we work closely with our customers to assure we meet their needs during this turbulent period. Water treatment remains a core need for the operation and maintenance of our customer’s facilities which provides a base level of product use even with reduced customer production volumes. We expect fourth quarter Water sales performance to show a modest decline as gains in light industry applications are offset by lower sales in heavy industry and mining.

FOOD & BEVERAGE

Reported third quarter fixed currency Food & Beverage sales rose 5%; acquisition adjusted sales were flat as new business wins and pricing offset slight declines in dairy plants. We realized modest gains in our food and protein businesses as they slowed from strong COVID-related second quarter increases. Animal health, which includes cow, swine and poultry farm facility cleaning and sanitizing, also grew. Dairy plant volume was off slightly and beverage/brewing plant sales were flat as those markets reflected unfavorable consumption trends related to COVID-19. Fixed currency acquisition adjusted sales growth was modest in North America and Asia, Europe was flat and Latin America declined.

We expect Food & Beverage sales growth to modestly improve in the fourth quarter 2020, benefiting from new business wins and as beverage/brewing industry volumes increase from the current reduced operating levels.

DOWNSTREAM

Sales declined 11% as steady petrochemical plant demand was more than offset by the negative impact of lower global transportation fuel demand on refineries and the use of lighter crudes, which require fewer additives. All major geographic regions declined.

Fourth quarter Downstream sales are expected to show a similar decline primarily reflecting the continued impact of reduced transportation fuel consumption and lower sales of additives.

PAPER

Third quarter sales declined 4% as slower industrial packaging trends and declines in graphic paper more than offset moderate gains in tissue. Fixed currency sales were strong in Latin America, up modestly in Asia Pacific and lower in North America and Europe.

We expect fourth quarter Paper sales to decline modestly versus last year.

GLOBAL INDUSTRIAL SEGMENT MARGIN PERFORMANCE

($ millions - fixed currency, unaudited)	2020	% sales	2019	% sales	% change
Global Industrial Op. Inc.	$297.8	20.0%	$249.8	16.5%	19%
Acq./Div. Adj. Op. Inc.	$293.4	20.2%	$248.7	16.6%	18%

Acquisition adjusted fixed currency operating income for the Global Industrial segment increased 18%. Acquisition adjusted fixed currency margins were driven by favorable pricing, lower discretionary spending and cost savings initiatives that more than offset the lower volume.

GLOBAL INSTITUTIONAL & SPECIALTY SEGMENT SALES

	Fixed Rate	Acq./Div. Adj.
Global Institutional & Specialty	% Change	% Change
Institutional	-28%	-28%
Specialty	1%	0%
Total Global Institutional & Specialty	-22%	-22%

INSTITUTIONAL

Fixed currency sales for the Institutional business declined 28% in the third quarter, narrowing the year-on-year decrease versus the second quarter. While hand and surface hygiene sales remained strong, mandated reductions for in-unit dining and domestic and international travel continued to have a significant impact on foot traffic at full-service restaurants, occupancy rates at hotels and customer visits to entertainment facilities through the quarter. All geographic regions declined.

We continue to work aggressively to support our customers through this challenging environment, as well as ensure our long-term value drivers remain robust. We have worked closely with our customers through their reopening process to assure they have the right products and procedures for safe and effective operations. Our advanced products, including hospital-grade disinfectants, along with our expert service to help customers solve questions and problems, have proven to be significant differentiators for us and important in winning new business. Further, our branded ‘Ecolab Science Certified’ program for our customers has seen a strong start and is expected to assist our customers in meeting the public’s heightened expectations for cleaner, safer consumer locations and help them feel confident as they make decisions on where to stay and dine in this new environment, and further differentiate and enhance our brand.

We look for the year-on-year fourth quarter Institutional sales decline to narrow from the third quarter’s percentage.

SPECIALTY

Third quarter Specialty acquisition adjusted fixed currency sales were flat as good food retail sales growth was offset by moderately lower quickservice sales. Food retail sales benefited from continued expanded cleaning protocols and frequency in the grocery stores in response to COVID-19, new customer additions, and product and program introductions. Global quickservice sales declined moderately as strong hand and surface sanitizer sales were offset by COVID-19 related impacts on restaurant volumes and reduced orders of other products following the initial surge earlier in the year.

We expect sales growth for Specialty to improve in the fourth quarter as new customer wins, driven by our broad range of innovative products and expert service expertise, and continued increased cleaning and sanitation by customers benefit results.

INSTITUTIONAL & SPECIALTY SEGMENT MARGIN PERFORMANCE

($ millions - fixed currency, unaudited)	2020	% sales	2019	% sales	% change
Global Institutional & Specialty Op. Inc.	$82.6	9.2%	$280.9	24.4%	-71%
Acq./Div. Adj. Op. Inc.	$81.8	9.1%	$280.9	24.4%	-71%

Acquisition adjusted fixed currency operating income for the Global Institutional & Specialty segment decreased 71% reflecting the significant volume decline, reduced operating leverage and unfavorable mix that more than offset lower discretionary spending and cost savings initiatives.

GLOBAL HEALTHCARE & LIFE SCIENCES SALES

	Fixed Rate	Acq./Div. Adj.
Global Healthcare & Life Sciences	% Change	% Change
Healthcare	29%	25%
Life Sciences	47%	48%
Total Global Healthcare & Life Sciences	32%	29%

HEALTHCARE

Third quarter global Healthcare fixed currency acquisition adjusted sales grew 25% as strong COVID-19 related hand and surface disinfection sales growth more than offset the unfavorable effects of delayed elective surgical procedures. Healthcare sales, adjusted for one-time sales we do not expect to recur, are estimated to have increased 12%.

Global sales of hand and surface cleaning and sanitizing product sales to healthcare facilities and national health systems have risen significantly this year in response to the pandemic and are expected to remain at elevated levels over the near term. We believe this demand, along with the gradual resumption of elective surgical procedures, will yield strong sales gains for the global Healthcare business in 2020.

LIFE SCIENCES

Life Sciences third quarter acquisition adjusted fixed currency sales grew 48%, as the much stronger than normal growth continues to be driven by significant demand for our Bioquell biodecontamination systems due to COVID-19 concerns and increased cleaning standards, which bolstered our ongoing business wins and pricing.

Ensuring pharmaceutical and personal care customers are able to safely, efficiently and effectively manufacture in the turbulent environment is more critical than ever, and our teams continue to partner with and support our customers critical needs. Year-to-date results have been exceptionally strong, led by significant COVID-19 driven demand for biodecontamination systems, new product and service solutions, business wins and our expanded sales and service team. We expect fourth quarter growth to moderate toward more historical growth rates and yield a very strong full year sales increase by Life Sciences in 2020.

HEALTHCARE & LIFE SCIENCES SEGMENT MARGIN PERFORMANCE

($ millions - fixed currency, unaudited)	2020	% sales	2019	% sales	% change
Global Healthcare & Life Sciences Op. Inc.	$66.0	20.6%	$36.3	14.9%	82%
Acq./Div. Adj. Op. Inc.	$65.8	20.9%	$36.2	14.9%	82%

Acquisition adjusted fixed currency Global Healthcare & Life Sciences segment operating income grew 82%. Acquisition adjusted fixed currency margins expanded reflecting the strong volume gains, favorable mix, improved pricing and cost savings, which more than offset higher delivered product costs.

OTHER SEGMENT SALES

	Fixed Rate	Acq./Div. Adj.
Other	% Change	% Change
Pest Elimination	-2%	-2%
Textile Care	-32%	-32%
Colloidal Technologies	-30%	-30%
Total Other	-12%	-12%

PEST ELIMINATION

Fixed currency Pest Elimination sales decreased 2% in the third quarter as growth in food and beverage plants, grocery stores and healthcare facilities was offset by the impact of lower restaurant and hospitality volumes. Regionally, growth in Europe, Asia Pacific and Latin America was offset by lower North America sales.

Customer retention remains strong as we continue to partner with them through this crisis to provide essential pest elimination services necessary to maintain a clean, safe, and healthy environment, as well as advise them on their needs to assure asset protection as their business levels recover.

Pest Elimination sales have improved sequentially from the second quarter lows as good volumes in its other end markets partially offset the gradually recovering (but still lower year-on-year) sales from restaurants and lodging; we expect this trend to continue and for full year 2020 Pest Elimination sales to show a modest decline versus last year. Longer term, we believe an increased post-COVID focus on health and safety, coupled with our ongoing innovation and digital offerings, will create an even stronger business case for us with current and future customers and yield a return to attractive growth.

OTHER MARGIN PERFORMANCE

($ millions - fixed currency, unaudited)	2020	% sales	2019	% sales	% change
Other Op. Inc.	$45.2	15.8%	$51.4	15.9%	-12%
Acq./Div. Adj. Op. Inc.	$45.2	15.8%	$51.4	15.9%	-12%

Acquisition adjusted fixed currency operating income decreased 12% due to the impact of lower volume and reduced operating leverage, which more than offset pricing, lower discretionary spending and cost savings initiatives.

CONSOLIDATED MARGIN PERFORMANCE

($ millions, unaudited)	2020	% sales	2019	% sales	% change
Gross Profit	$1,249.0	41.4%	$1,443.1	44.8%	-13%
Gross Profit (adj.)	$1,258.5	41.7%	$1,454.5	45.1%	-13%

Third quarter gross margins adjusted for special charges decreased, primarily reflecting the impact of volume declines and unfavorable business mix, which more than offset the benefits of pricing.

($ millions, unaudited)	2020	% sales	2019	% sales	% change
SG&A	$802.6	26.6%	$869.2	27.0%	-8%

The third quarter SG&A ratio to sales decreased due to reduced discretionary expense, lower incentive compensation and cost savings.

($ millions, unaudited)	2020	% sales	2019	% sales	% change
Operating Income	$411.4	13.6%	$549.0	17.0%	-25%
Fixed Currency Operating
Income (adj.)	$461.7	15.2%	$588.2	18.2%	-22%
Fixed Currency Operating
Income (acq./div. adj.)	$456.3	15.5%	$587.0	18.2%	-22%

Adjusted fixed currency operating income decreased 22% as lower volume, reduced operating leverage and unfavorable business mix more than offset pricing, lower discretionary spending and cost savings initiatives.

CORPORATE

($ millions - unaudited)	2020	2019
Corporate
Corp. Expense	($29.9)	($30.2)
Special Gains/(Charges)	(44.5)	(36.3)
Total Corporate Expense	($74.4)	($66.5)

Corporate expense includes amortization expense of $30 million in the third quarter of 2020 and $30 million in the third quarter of 2019 related to the Nalco merger intangible assets. Corporate expense also includes net special charges of $44 million ($34 million after tax) in the third quarter of 2020. These charges are primarily related to the previously announced efficiency initiative. During the third quarter of 2020, we increased the previously announced efficiency initiative, with estimated costs of $275 million ($210 million net of tax) and savings of $335 million (previously $270 million) by the end of 2022.

Special gains and charges for the third quarter of 2019 were a net charge of $36 million ($24 million after tax) primarily related to the previously announced efficiency initiative.

OTHER INCOME, INTEREST, TAX RATE AND CONSOLIDATED INCOME

Reported other income, which primarily consists of the return on pension assets and other non-service costs of our pension obligations, decreased 27%, reflecting the amortization of prior year losses driven by the impact of lower discount rates on liabilities.

Reported interest expense increased 192% in the quarter primarily reflecting debt refinancing charges and higher average debt levels through the quarter; adjusted for the debt refinancing charges, interest expense increased 12% versus last year.

The reported income tax rate for the third quarter of 2020 was 14.5% compared with the reported rate of 15.9% in the third quarter of 2019. Excluding special gains and charges and discrete tax items, the adjusted tax rate for the third quarter of 2020 was 20.0% compared with the adjusted tax rate of 19.6% in the third quarter of 2019.

The net of this performance is that Ecolab reported third quarter diluted earnings per share from continuing operations of $0.85 compared with $1.49 reported a year ago. When adjusted for special gains and charges and discrete tax items in both years, third quarter adjusted diluted earnings per share from continuing operations were $1.15 compared with $1.52 reported a year ago. Currency translation had a $0.01 unfavorable impact on third quarter 2020 earnings per share.

BALANCE SHEET, CASH FLOW AND LEVERAGE

(unaudited)	September 30
($ millions)	2020	2019
Cash and cash eq.	$1,034.7	$58.3
Accounts receivable, net	2,320.7	2,318.1
Inventories	1,287.8	1,140.3
Other current assets	348.8	376.4
Current assets of discontinued operations	-	977.0
PP&E, net	3,146.2	3,136.3
Goodwill and intangibles	8,981.4	8,496.3
Other assets	977.5	987.8
Long-term assets of discontinued operations	-	3,345.1
Total assets	$18,097.1	$20,835.6

Short-term debt	$247.3	$779.1
Accounts payable	1,108.4	1,044.9
Other current liabilities	1,750.7	1,715.1
Current liabilities of discontinued operations	-	380.4
Long-term debt	6,667.7	5,966.5
Pension/Postretirement	1,081.2	792.5
Other liabilities	1,192.4	1,242.9
Long-term liabilities of discontinued operations	-	301.8
Total equity	6,049.4	8,612.4
Total liab. and equity	$18,097.1	$20,835.6

a	r

	September 30
(unaudited)	2020	2019
Total Debt/Total Capital	53.3%	43.9%
Net Debt/Total Capital	49.3%	43.7%
Net Debt/EBITDA	2.5	2.5
Net Debt/Adjusted EBITDA	2.3	2.4

The inputs to EBITDA reflect the trailing twelve months of activity for the period presented.

	Nine Months Ended
(unaudited)	September 30
($ millions)	2020	2019
Cash from op. activities	$1,092.0	$1,299.0
Depreciation	443.1	423.9
Amortization	162.1	155.1
Capital expenditures	362.3	504.3

SUMMARY

In summary, third quarter results showed significant improvement from the second quarter, while still reflecting the divergent impacts from COVID-19 on the business segments. We expect the improvement to continue in our fourth quarter, though likely at a slower rate as the second COVID-19 wave impacts reopenings. We remain confident we will emerge from 2020 in a strong position by balancing the required short-term actions while maintaining the right planning and investments to assure our long-term leadership and growth. We continue to believe looking beyond the near-term uncertainty and focusing on our sustainable long-term business drivers will yield Ecolab investors superior long-term benefits.

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING INFORMATION

This communication contains certain statements relating to future events and our intentions, beliefs, expectations and predictions for the future which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Words or phrases such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “we believe,” “we expect,” “estimate,” “project,” “may,” “will,” “intend,” “plan,” “believe,” “target,” “forecast” (including the negative or variations thereof) or similar terminology used in connection with any discussion of future plans, actions or events generally identify forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding our financial and business performance and prospects, including the impact of the coronavirus outbreak on our sales, operating results and cash flows, growth opportunities, investments in technologies, and forecasted financial and business results, including sales and earnings per share. These statements are based on the current expectations of management of the company. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this communication. With respect to the coronavirus, numerous factors will determine the extent of the impact on our business, including the extent to which the COVID-19 continues to spread; actions by various governments to address the pandemic, such as stay-at-home orders and restrictions on gatherings and travel; scientific advances to combat COVID-19; the time it takes for our key end markets to recover; the financial health of our customers and channel partners; potential supply chain disruptions; and the health and welfare of our employees.

Additional risks and uncertainties that may affect operating results and business performance are set forth under the heading “Item 1A. Risk Factors” in Exhibit 99.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission (the "SEC") on September 25, 2020, and our other public filings with the SEC, and include the effects and duration of the coronavirus (COVID-19) pandemic, the vitality of the markets we serve; the impact of economic factors such as the worldwide economy, capital flows, interest rates, foreign currency risk, and reduced sales and earnings in our international operations resulting from the weakening of local currencies versus the U.S. dollar; our ability to execute key business initiatives, including restructurings and our Enterprise Resource Planning system upgrades; potential information technology infrastructure failures or breaches in data security; potential to incur significant tax liabilities or indemnification liabilities relating to the separation and split-off of our ChampionX business; our ability to attract, retain and develop high caliber management talent to lead our business; our ability to successfully compete with respect to value, innovation and customer support; exposure to global economic, political and legal risks related to our international operations; difficulty in procuring raw materials or fluctuations in raw material costs; pressure on operations from consolidation of customers or vendors; the costs and effects of complying with laws and regulations, including those relating to the environment, to the manufacture, storage, distribution, sale and use of our products and to labor and employment, as well as to the conduct of our business generally; restraints on pricing flexibility due to contractual obligations; our ability to acquire complementary businesses and to effectively integrate such businesses;

changes in tax laws and unanticipated tax liabilities; potential loss of deferred tax assets; our indebtedness, and any failure to comply with covenants that apply to our indebtedness; public health outbreaks, epidemics or pandemics, such as the current outbreak of COVID-19; potential losses arising from the impairment of goodwill or other assets; potential chemical spill or release; the occurrence of litigation or claims, including class action lawsuits; the loss or insolvency of a major customer or distributor; repeated or prolonged government and/or business shutdowns or similar events; acts of war or terrorism; natural or man-made disasters; water shortages; severe weather conditions; and other uncertainties or risks reported from time to time in our reports to the SEC. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this communication may not occur. We caution that undue reliance should not be placed on forward-looking statements, which speak only as of the date made. Ecolab does not undertake, and expressly disclaims, any duty to update any forward-looking statement whether as a result of new information, future events or changes in expectations, except as required by law.

NON-GAAP FINANCIAL INFORMATION

This discussion and certain of the accompanying tables include financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S. (“GAAP”). These non-GAAP financial measures include:

•fixed currency sales

•acquisition adjusted fixed currency sales

•adjusted cost of sales

•adjusted gross margin

•fixed currency operating income

•fixed currency operating income margin

•adjusted operating income

•adjusted fixed currency operating income

•adjusted fixed currency operating income margin

•acquisition adjusted fixed currency operating income

•acquisition adjusted fixed currency operating income margin

•EBITDA

•adjusted EBITDA

•adjusted other income expense

•adjusted interest expense

•adjusted tax rate

•adjusted net income attributable to Ecolab

•adjusted diluted earnings per share

We provide these measures as additional information regarding our operating results. We use these non-GAAP measures internally to evaluate our performance and in making financial and operational decisions, including with respect to incentive compensation. We believe that our presentation of these measures provides investors with greater transparency with respect to our results of operations and that these measures are useful for period-to-period comparison of results.

Our non-GAAP financial measures for cost of sales, gross margin, operating income and interest expense exclude the impact of special (gains) and charges, and our non-GAAP measures for tax rate, net income attributable to Ecolab and diluted earnings per share further exclude the impact of discrete tax items. We include items within special (gains) and charges and discrete tax items that we believe can significantly affect the period-over-period assessment of operating results and not necessarily reflect costs and/or income associated with historical trends and future results. After tax special (gains) and charges are derived by applying the applicable local jurisdictional tax rate to the corresponding pre-tax special (gains) and charges.

EBITDA is defined as the sum of net income including non-controlling interest, provision for income taxes, net interest expense, depreciation and amortization. Adjusted EBITDA is defined as the sum of EBITDA and special (gains) and charges impacting EBITDA. EBITDA and adjusted EBITDA are used as inputs to our net debt to EBITDA and net debt to adjusted EBITDA ratios. We view these ratios as important indicators of the operational and financial health of our organization.

We evaluate the performance of our international operations based on fixed currency rates of foreign exchange, which eliminate the translation impact of exchange rate fluctuations on our international results. Fixed currency amounts included in this supplemental discussion are based on translation into U.S. dollars at the fixed foreign currency exchange rates established by management at the beginning of 2020. We also provide our segment results based on public currency rates for information purposes.

Acquisition adjusted growth rates exclude the results of any acquired business from the first twelve months post acquisition and exclude the results of divested businesses from the previous twelve months prior to divestiture. Acquisition adjusted growth rates also exclude sales to ChampionX post separation and to our Venezuelan deconsolidated subsidiaries from both the current period and comparable period of the prior year.

These non-GAAP financial measures are not in accordance with, or an alternative to, GAAP and may be different from non-GAAP measures used by other companies. Investors should not rely on any single financial measure when evaluating our business. We recommend that investors view these measures in conjunction with the GAAP measures included in this supplemental discussion. Reconciliations of our non-GAAP measures are included in the following "Supplemental Non-GAAP Reconciliations" and “Supplemental Diluted Earnings per Share Information” tables included in the third quarter 2020 supplemental discussion.

We do not provide reconciliations for non-GAAP estimates on a forward-looking basis (including those contained in this discussion) when we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of various items that have not yet occurred, are out of our control and/or cannot be reasonably predicted, and that would impact reported earnings per share and the reported tax rate, the most directly comparable forward-looking GAAP financial measures to adjusted earnings per share and the adjusted tax rate. For the same reasons, we are unable to address the probable significance of the unavailable information.

SUPPLEMENTAL NON-GAAP RECONCILIATIONS

	Third Quarter Ended		Nine Months Ended
(unaudited)	September 30		September 30
(millions, except percent)	2020	2019	2020	2019

Net sales
Reported GAAP net sales	$3,018.6	$3,224.0	$8,724.9	$9,317.8
Effect of foreign currency translation	28.6	10.7	127.1	8.0
Non-GAAP fixed currency sales	3,047.2	3,234.7	8,852.0	9,325.8
Effect of acquisitions and divestitures	(95.2)	(17.2)	(159.7)	(18.4)
Non-GAAP acquisition adjusted fixed currency sales	2,952.0	3,217.5	8,692.3	9,307.4

Cost of Sales
Reported GAAP cost of sales	$1,769.6	$1,780.9	$5,125.5	$5,236.7
Special (gains) and charges	9.5	11.4	45.6	22.8
Non-GAAP adjusted cost of sales	$1,760.1	$1,769.5	$5,079.9	$5,213.9

Gross Margin
Reported GAAP gross margin	41.4%	44.8%	41.3%	43.8%
Non-GAAP adjusted gross margin	41.7%	45.1%	41.8%	44.0%

Operating income
Reported GAAP operating income	$411.4	$549.0	$979.6	$1,327.0
Effect of foreign currency translation	5.8	2.9	22.7	3.9
Non-GAAP fixed currency operating income	417.2	551.9	1,002.3	1,330.9
Special (gains) and charges	44.5	36.3	165.9	111.6
Non-GAAP adjusted fixed currency operating income	461.7	588.2	1,168.2	1,442.5
Effect of acquisitions and divestitures	(5.4)	(1.2)	(7.4)	(1.2)
Non-GAAP acquisition adjusted fixed currency operating income	$456.3	$587.0	$1,160.8	$1,441.3

Operating Income Margin
Reported GAAP operating income margin	13.6%	17.0%	11.2%	14.2%
Non-GAAP adjusted fixed currency operating income margin	15.2%	18.2%	13.2%	15.5%
Non-GAAP acquisition adjusted fixed currency operating income margin	15.5%	18.2%	13.4%	15.5%

SUPPLEMENTAL NON-GAAP RECONCILIATIONS

(unaudited)	Third Quarter Ended		Nine Months Ended
(millions, except percent and per share)	September 30		September 30
	2020	2019	2020	2019
Interest expense, net
Reported GAAP interest expense, net	$134.8	$46.1	$241.8	$144.6
Special (gains) and charges, after tax	83.1	-	83.8	0.2
Non-GAAP adjusted interest expense, net	$51.7	$46.1	$158.0	$144.4
Net Income from continuing operations attributable to Ecolab
Reported GAAP net income from continuing operations attributable to Ecolab	$246.2	$435.9	$667.1	$1,030.9
Special (gains) and charges, after tax	98.5	23.8	200.3	80.9
Discrete tax net expense (benefit)	(12.4)	(13.6)	(56.8)	(39.8)
Non-GAAP adjusted net income from continuing operations attributable to Ecolab	$332.3	$446.1	$810.6	$1,072.0
Diluted EPS from continuing operations attributable to Ecolab
Reported GAAP diluted EPS from continuing operations	$0.85	$1.49	$2.29	$3.52
Special (gains) and charges, after tax	0.34	0.08	0.69	0.28
Discrete tax net expense (benefit)	(0.04)	(0.05)	(0.20)	(0.14)
Non-GAAP adjusted diluted EPS from continuing operations	$1.15	$1.52	$2.79	$3.66
Provision for Income Taxes
Reported GAAP tax rate	14.5%	15.9%	13.2%	16.2%
Special gains and charges	2.6	1.2	1.6	1.0
Discrete tax items	2.9	2.5	5.5	2.9
Non-GAAP adjusted tax rate	20.0%	19.6%	20.3%	20.1%
EBITDA (trailing twelve months ended)
Net income including non-controlling interest	$1,079.5	$1,441.6
Provision for income taxes	190.1	289.2
Interest expense, net	287.9	198.5
Depreciation	588.3	562.5
Amortization	213.1	203.2
EBITDA	$2,358.9	$2,695.0
Special (gains) and charges impacting EBITDA	222.6	129.7
Adjusted EBITDA	$2,581.5	$2,824.7

SUPPLEMENTAL NON-GAAP RECONCILIATIONS

	Third Quarter Ended September 30
(unaudited)	2020			2019
(millions)	Fixed Currency	Impact of Acquisitions and Divestitures	Acquisition Adjusted	Fixed Currency	Impact of Acquisitions and Divestitures	Acquisition Adjusted
Net Sales
Global Industrial	$1,491.1	(36.2)	$1,454.9	$1,517.1	(16.7)	$1,500.4
Global Institutional & Specialty	901.3	(4.3)	897.0	1,150.6	-	1,150.6
Global Healthcare & Life Sciences	320.9	(6.5)	314.4	243.9	(0.5)	243.4
Other	285.7	-	285.7	323.1	-	323.1
Corporate	48.2	(48.2)	-	-	-	-
Subtotal at fixed currency rates	3,047.2	(95.2)	2,952.0	3,234.7	(17.2)	3,217.5
Currency impact	(28.6)			(10.7)
Consolidated reported GAAP net sales	$3,018.6			$3,224.0

Operating Income
Global Industrial	$297.8	(4.4)	$293.4	$249.8	(1.1)	$248.7
Global Institutional & Specialty	82.6	(0.8)	81.8	280.9	-	280.9
Global Healthcare & Life Sciences	66.0	(0.2)	65.8	36.3	(0.1)	36.2
Other	45.2	-	45.2	51.4	-	51.4
Corporate	(29.9)	-	(29.9)	(30.2)	-	(30.2)
Adjusted at fixed currency rates	461.7	(5.4)	456.3	588.2	(1.2)	587.0
Special (gains) and charges	44.5			36.3
Reported OI at fixed currency rates	417.2			551.9
Currency impact	(5.8)			(2.9)
Consolidated reported GAAP operating income	$411.4			$549.0

	Nine Months Ended September 30
	2020			2019
(millions)	Fixed Currency	Impact of Acquisitions and Divestitures	Acquisition Adjusted	Fixed Currency	Impact of Acquisitions and Divestitures	Acquisition Adjusted
Net Sales
Global Industrial	$4,410.3	($45.0)	$4,365.3	$4,414.8	($17.4)	$4,397.4
Global Institutional & Specialty	2,695.8	(31.3)	2,664.5	3,283.3	-	3,283.3
Global Healthcare & Life Sciences	875.0	(21.9)	853.1	723.7	(0.9)	722.8
Other	810.4	(1.0)	809.4	904.0	(0.1)	903.9
Corporate	60.5	(60.5)	-	-	-	-
Subtotal at fixed currency rates	8,852.0	(159.7)	8,692.3	9,325.8	(18.4)	9,307.4
Currency impact	(127.1)			(8.0)
Consolidated reported GAAP net sales	$8,724.9			$9,317.8

Operating Income
Global Industrial	$787.4	($5.4)	$782.0	$632.1	($1.0)	$631.1
Global Institutional & Specialty	228.0	(2.2)	225.8	690.1	-	690.1
Global Healthcare & Life Sciences	154.5	0.4	154.9	92.3	(0.1)	92.2
Other	88.1	(0.2)	87.9	119.0	(0.1)	118.9
Corporate	(89.8)	-	(89.8)	(91.0)	-	(91.0)
Adjusted at fixed currency rates	1,168.2	(7.4)	1,160.8	1,442.5	(1.2)	1,441.3
Special (gains) and charges	165.9			111.6
Reported OI at fixed currency rates	1,002.3			1,330.9
Currency impact	(22.7)			(3.9)
Consolidated reported GAAP operating income	$979.6			$1,327.0

SUPPLEMENTAL DILUTED EARNINGS PER SHARE INFORMATION

(unaudited)

The table below provides a reconciliation of diluted earnings per share from continuing operations, as reported, to the non-GAAP measure of adjusted diluted earnings per share from continuing operations.

	First	Second	Six	Third	Nine	Fourth
	Quarter	Quarter	Months	Quarter	Months	Quarter	Year
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	Mar. 31	June 30	June 30	Sept. 30	Sept. 30	Dec. 31	Dec. 31
	2019	2019	2019	2019	2019	2019	2019
Diluted earnings per share, as reported (U.S. GAAP)	$0.86	$1.18	$2.04	$1.49	$3.52	$1.35	$4.87
Adjustments:
Special (gains) and charges (1)	0.11	0.09	0.20	0.08	0.28	0.16	0.44
Discrete tax expense (benefits) (2)	(0.09)	0.00	(0.09)	(0.05)	(0.14)	(0.06)	(0.20)
Adjusted diluted earnings per share (Non-GAAP)	$0.88	$1.27	$2.14	$1.52	$3.66	$1.45	$5.12

	First	Second	Six	Third	Nine	Fourth
	Quarter	Quarter	Months	Quarter	Months	Quarter	Year
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	Mar. 31	June 30	June 30	Sept. 30	Sept. 30	Dec. 31	Dec. 31
	2020	2020	2020	2020	2020	2020	2020
Diluted earnings per share, as reported (U.S. GAAP)	$1.00	$0.44	$1.44	$0.85	$2.29
Adjustments:
Special (gains) and charges (3)	0.06	0.29	0.35	0.34	0.69
Discrete tax expense (benefits) (4)	(0.07)	(0.08)	(0.15)	(0.04)	(0.20)
Adjusted diluted earnings per share (Non-GAAP)	$0.99	$0.65	$1.64	$1.15	$2.79

Per share amounts do not necessarily sum due to changes in shares outstanding and rounding.

(1) Special (gains) and charges for 2019 were $31.9 million, $25.2 million, $23.8 million and $47.4 million, net of tax, in the first, second, third and fourth quarters, respectively. These charges include restructuring charges primarily related to the efficiency initiative, acquisition and integration charges, a Healthcare product recall charges and litigation and other charges.

(2) Discrete tax expenses (benefits) for 2019 were ($27.4) million, 1.2 million, ($13.6) million and ($17.9) million in the first, second, third and fourth quarters, respectively. These expenses (benefits) are primarily associated with stock compensation excess tax benefits, changes in tax laws, and reserve releases offset by finalization of audits and other discrete taxes.

(3) Special (gains) and charges for 2020 includes charges of $18.5 million, $83.3 million and $98.5 million, net of tax in the first, second and third quarters, respectively. Charges include disposal and impairment charges, charges for pay protection for certain employees impacted by COVID-19 net of government subsidies, restructuring charges relating to the efficiency initiative, acquisition and integration charges, Healthcare product recall charges, debt extinguishment charges and litigation and other charges.

(4) Discrete tax expenses (benefits) for 2020 includes ($21.9) million, ($22.5) million and ($12.4) million in the first, second and third quarters, respectively. These expenses (benefits) are primarily associated with stock compensation excess tax benefits, off-set by other discrete tax expense.